 Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION.

THE FOLLOWING ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS OR PROSPECTUS EQUIVALENT DOCUMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE NEW AAPC SHARES EXCEPT ON THE BASIS OF THE INFORMATION IN THE TRANSACTION DOCUMENTS WHICH ARE PROPOSED TO BE PUBLISHED IN DUE COURSE

FOR IMMEDIATE RELEASE

3 May 2016

Recommended offer for TLA Worldwide plc ("TLA")

by

Atlantic Alliance Partnership Corp ("AAPC")

to be implemented by way of a scheme of arrangement

under Part 26 of the Companies Act 2006

Summary

Further to the announcement by TLA and AAPC on 24 March 2016 (the "Possible Offer Announcement"), the boards of TLA and AAPC are pleased to announce the terms of a recommended offer by AAPC for the entire issued and to be issued ordinary share capital of TLA proposed to be implemented by way of a Court-sanctioned scheme of arrangement of TLA under Part 26 of the Companies Act (the "Offer").

●	Under the terms of the Offer, which will be subject to the conditions set out in Appendix I to this announcement and to the full terms and conditions which will be set out in the Scheme Document, each TLA Shareholder will be entitled to receive:

10 New AAPC Shares per 107 TLA Shares held

(the "Exchange Ratio").

Based on the weighted average AAPC Share price over the three month period ended on 23 March 2016 (being the Business Day immediately prior to the date of the Possible Offer Announcement) of US$10.18 and the UK pound to US dollar spot rate of 1.4633 as at 4:30 p.m. (London time) on 29 April 2016 (being the Business Day immediately prior to the date of this announcement, the "Last Practicable Date") the Exchange Ratio implies an offer value per TLA Share of 65 pence (the "Implied Offer Value") and:

-	represents a premium of 51.3 per cent. to the weighted average TLA Share price of 43.0 pence over the three month period ended 23 March 2016 (being the Business Day immediately prior to the date of the Possible Offer Announcement);

-	represents a premium of 53.8 per cent. to TLA’s closing Share price of 42.3 pence on 23 March 2016 (being the Business Day immediately prior to the date of the Possible Offer Announcement); and

-	values TLA’s issued and to be issued share capital at approximately £98.5 million.

●	The Exchange Ratio implies an offer value per TLA Share of 66 pence based on the closing price of AAPC’s Shares on the Last Practicable Date of US$10.31 and the UK pound to US dollar spot rate of 1.4633 as at 4:30 p.m. on the Last Practicable Date.

●	A partial cash alternative up to a maximum aggregate amount of US$60 million will be made available to TLA Shareholders under the Offer pursuant to which TLA Shareholders may elect to receive 61.5 pence in cash per TLA Share (subject to scale-back in accordance with the terms of the Partial Cash Alternative) instead of some or all of the New AAPC Shares to which they would otherwise be entitled under the terms of the Offer. Based on the Implied Offer Value and the Last Practicable Date Spot Rate, the maximum amount of cash available under the Partial Cash Alternative of US$60 million equates to approximately 43 per cent. of the total value of the consideration to be offered to TLA Shareholders under the terms of the Offer. The Partial Cash Alternative will be funded from AAPC’s existing cash resources and, if required, the AAPC Debt Facility.

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●	TLA Shareholders will be entitled to receive and retain the final dividend of 0.8 pence per TLA Share payable in respect of the financial year ended 31 December 2015 as announced on 12 April 2016.

Reasons for the Offer

●	The TLA Board believes that the Implied Offer Value represents an attractive valuation for TLA’s business. It also provides TLA Shareholders with the ability to exchange their TLA Shares for New AAPC Shares and to elect to receive (subject to scale-back) all or a portion of their consideration in cash under the terms of the Partial Cash Alternative.

●	The TLA Board and the AAPC Board each believe that TLA is a successful business with strong growth prospects within the international athlete representation and sports marketing industry. Both boards believe that the proposed partnership with AAPC provides TLA with a number of potential benefits, namely strengthening the business in the US market, providing additional cash resources for continued growth investment in the business and benefiting from the experience and expertise of the AAPC Founders. In addition, following the combination, AAPC will continue to be listed on NASDAQ, a major US exchange which, both boards believe, has the potential to offer existing TLA Shareholders greater liquidity than that currently enjoyed.

Recommendations

●	The TLA Directors, who have been so advised by Numis as to the financial terms of the Offer, consider the terms of the Offer to be fair and reasonable. In providing advice to the TLA Directors, Numis has taken into account the commercial assessments of the TLA Directors. Numis is providing independent financial advice to the TLA Directors for the purposes of Rule 3 of the Takeover Code.

●	The TLA Directors consider the Offer to be in the best interests of the TLA Shareholders as a whole and, accordingly, intend to unanimously recommend that the TLA Shareholders:

-	vote (or procure votes) in favour of the Scheme at the Court Meeting and the Special Resolutions to be proposed at the General Meeting; or

-	in the event that the Offer is implemented by way of a Takeover Offer, accept (or procure acceptances of) the Takeover Offer.

●	The TLA Directors will make no recommendation as to whether TLA Shareholders should make an election under the Partial Cash Alternative as this will be dependent on individual TLA Shareholders' personal circumstances. Each TLA Shareholder should consider his/her own position carefully and, if in any doubt, should consult his/her own professional adviser(s).

●	The AAPC Directors have received financial advice from Lepe Partners in relation to the Offer and capital markets advice from Citigroup. In providing its advice to the AAPC Directors, Lepe Partners and Citigroup relied upon the AAPC Directors’ commercial assessments of the Offer.

Irrevocable Undertakings and Letters of Intent

●	AAPC has received irrevocable undertakings to vote (or procure votes) in favour of the Scheme at the Court Meeting and the Special Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept (or procure acceptances of) the Takeover Offer) in respect of 60,959,233 TLA Shares, representing approximately 42.6 per cent. of the issued ordinary share capital of TLA, comprised as follows:

-	the TLA Founders and Ian Robinson in respect of their beneficial holdings of TLA Shares amounting, in aggregate, to 17,788,427 TLA Shares, representing approximately 12.4 per cent. of the issued ordinary share capital of TLA;

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-	the TLA US Vendors in respect of their beneficial holdings of TLA Shares amounting, in aggregate, to 27,563,806 TLA Shares, representing approximately 19.3 per cent. of the issued ordinary share capital of TLA;

-	the TLA Australian Vendors in respect of their beneficial holdings of TLA Shares amounting, in aggregate, to 3,347,000 TLA Shares, representing approximately 2.3 per cent. of the issued ordinary share capital of TLA; and

-	Nigel Wray, in respect of his beneficial holding of TLA Shares amounting, in aggregate, to 12,260,000 TLA Shares, representing approximately 8.6 per cent. of the issued ordinary share capital of TLA.

●	Under these irrevocable undertakings:

-	the TLA Founders and the TLA Australian Vendors have each agreed to exchange 100 per cent. of their TLA Shares (representing in aggregate 21,095,427 TLA Shares and approximately 14.8 per cent. of the issued ordinary share capital of TLA prior to the issue of any TLA Shares under the LTIP) for New AAPC Shares; and

-	the TLA US Vendors (including Greg Genske, a director of TLA) have each agreed to exchange a minimum of 75 per cent. of their TLA Shares (representing in aggregate 20,672,852 TLA Shares and approximately 14.5 per cent. of the issued ordinary share capital of TLA) for New AAPC Shares.

●	In aggregate, therefore, AAPC has received irrevocable undertakings from TLA Shareholders to exchange a minimum of 41,768,279 TLA Shares (representing approximately 29.2 per cent. of the issued ordinary share capital of TLA prior to the issue of any TLA Shares under the LTIP) for New AAPC Shares.

●	In addition, certain TLA Shareholders being Livingbridge VC LLP, Strand Associates Limited and Amati VCT plc have each provided a letter of intent under which they have confirmed that it is their current intention to vote in favour of the Scheme at the Court Meeting and the Special Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept (or procure acceptances of) the Takeover Offer) in respect of 39,684,346 TLA Shares, representing approximately 27.8 per cent. of the issued ordinary share capital of TLA.

●	The TLA Founders have also undertaken to exchange 100 per cent. of the new TLA Shares to be allotted and issued to them under the terms of the LTIP for New AAPC Shares.

●	The TLA Founders, the TLA US Vendors and the TLA Australian Vendors have also each agreed to enter into a lock-up undertaking with AAPC for a period of 12 months from and including the date on which the Offer becomes effective (subject to certain customary exceptions including with the prior written consent of the AAPC Board) with respect to their New AAPC Shares other than, in respect of the TLA Founders only, their Non-Restricted Shares which the TLA Founders will be free to sell from 1 January 2017. The TLA Founders have agreed to consider the entering into of Rule 10b5-1 plans in respect of any sales of their Non-Restricted Shares.

●	Save for the irrevocable undertakings from Ian Robinson and Nigel Wray, all of the irrevocable undertakings will continue to be binding in the event of a higher offer for TLA being announced. The irrevocable undertakings given by Ian Robinson and Nigel Wray will cease to apply should a third party announce an offer for TLA at not less than 105 per cent. of the Implied Offer Value. In addition, the irrevocable undertaking given by Nigel Wray will cease to apply if, as a result of movements in the AAPC share price or the UK pound to US dollar spot rate, the resultant offer value is 5 per cent. or more below the Implied Offer Value of 65 pence.

●	Further details of these irrevocable undertakings, letters of intent and the lock-up arrangements are set out in Appendix II to this announcement.

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Transaction Structure

●	It is currently intended that the Offer will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act and by means of a merger under Part IX of the BVI Business Companies Act, 2004 (as amended) between AAPC and a newly incorporated BVI subsidiary of TLA, TLA BVI, which will have had transferred to it all of TLA’s assets and liabilities. AAPC reserves the right to elect (with the consent of the Panel) to implement the Offer by way of a Takeover Offer for the entire issued and to be issued share capital of TLA as an alternative to the Scheme.

●	To become Effective, the Scheme requires the approval of a majority in number of those Scheme Shareholders who are present and vote (either in person or by proxy) at the Court Meeting and who represent 75 per cent. or more in value of all Scheme Shares held by such Scheme Shareholders. The Scheme also requires the passing of the Special Resolutions to be proposed at the General Meeting, as well as satisfaction or waiver of the other conditions as set out in Appendix I. The Scheme must also be sanctioned by the Court at the Scheme Court Hearing. All TLA Shareholders may, if they wish, attend the Scheme Court Hearing. The Scheme will become Effective, following sanction by the Court, upon the delivery of an office copy of the Scheme Court Order to the Registrar of Companies. Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended and/or voted at the Court Meeting or the General Meeting. The Scheme will authorise TLA and TLA BVI to implement the BVI Merger with immediate effect.

●	NASDAQ rules require AAPC to seek shareholder approval for the issue of the New AAPC Shares to be issued pursuant to the Transaction. As AAPC Shareholder approval is required for the issue of the New AAPC Shares, AAPC is also taking the opportunity to seek AAPC Shareholder authority to approve the Transaction and to adopt the New AAPC Articles of Association. Accordingly, the Scheme is also conditional upon the AAPC Shareholder Resolutions being passed at the AAPC Shareholder Meeting. The AAPC Shareholder Resolutions seek approval for the Transaction, the issue of up to 15,000,000 New AAPC Shares and the adoption of the New AAPC Articles of Association. The resolutions to approve the Transaction and to allot the New AAPC Shares are conditional upon AAPC receiving redemption requests in respect of not more than 3,635,735 existing AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative). All requests for redemption of existing AAPC Shares will need to be made by AAPC Shareholders at least two Business Days prior to the date of the AAPC Shareholder Meeting. If, by such date, AAPC has received redemption requests in respect of more than 3,635,735 AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative), the Transaction will not proceed. The AAPC Founders and certain other associated individuals together have an interest in 2,700,313 AAPC Shares (representing approximately 26 per cent. of AAPC’s issued share capital) and have a contractual obligation to vote in favour of each of the AAPC Shareholder Resolutions at the AAPC Shareholder Meeting and have waived their redemption rights in respect of their AAPC Shares.

●	It is currently intended that the AAPC Shareholder Meeting will be held shortly before the Court Meeting and the General Meeting so that, prior to the Court Meeting and the General Meeting being held, there is certainty that the AAPC Shareholder Resolutions have been passed and not more than 3,635,735 (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative) existing AAPC Shares are required to be redeemed

●	The Transaction is expected to close in the third quarter of 2016, subject to the satisfaction (or, where applicable, waiver) of the conditions set out in Appendix I to this announcement.

●	The Scheme Document, containing further information about the Transaction and notices of the Meetings, will, subject to certain restrictions set out below, be posted to TLA Shareholders as soon as the Proxy Statement (as referred to below) is available for posting to AAPC Shareholders. The Panel has consented to TLA posting the Scheme Document more than 28 days after the date of this announcement. Subject to certain restrictions set out below, the Scheme Document will be also made available at the same time on AAPC's website at www.aapcacq.com and on TLA's website at www.tlaworldwide.com.

●	The Proxy Statement, containing further information on the Transaction and notice of the AAPC Shareholder Meeting, is expected to be posted to AAPC Shareholders in July 2016. Subject to certain restrictions set out below, the Proxy Statement will also be made available at the same time on AAPC’s website at www.aapcacq.com.

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Comments on the Transaction

Commenting on the Transaction, Bart Campbell, Executive Chairman of TLA, said:

"The TLA Board believes that the fundamentals of the TLA business are very attractive and the momentum created in 2015 is well placed to continue into 2016 and beyond. I would like to thank the TLA management and all of the TLA Group’s employees for their hard work in building a successful and growing business since it listed on AIM in 2011.

The TLA Board believes that the Transaction will further strengthen the prospects for the TLA Group, enhancing our ability to pursue our strategy of organic and strategic M&A expansion on a global basis, seeking to take advantage of a fragmented market in which to build upon our strong position. The proposed partnership with AAPC is likely to provide a number of benefits and the TLA Board recommends that the TLA Shareholders vote in favour the Transaction."

Commenting on the Transaction, Jonathan Goodwin, President and CEO of AAPC, said:

"Our goal in creating AAPC was to identify a unique acquisition opportunity that would bring a proven, high-potential European company to the U.S. capital markets. Sports is among the most valuable and fastest-growing forms of media, and TLA is well-positioned to continue growing alongside it. We are excited to have found this opportunity in TLA, anchored by its strong financial profile, recurring and predictable revenues and strong industry fundamentals. TLA is the ideal partner and we look forward to partnering with their experienced management team, still led by the TLA Founders."

Enquiries

For further information please contact:

Atlantic Alliance Partnership Corp
Jonathan Goodwin, CEO and President	+44 (0) 20 7938 5810
Jonathan Mitchell, Chief Financial Officer	+1 212 409 2434

Lepe Partners LLP, Financial Adviser to Atlantic Alliance Partnership Corp

Julian Culhane	+44 (0) 20 7938 5810

Citigroup Global Markets, Inc.
Capital Markets Advisor to Atlantic Alliance Partnership Corp

TLA Worldwide plc	+1 212 645 2141

Bart Campbell, Executive Chairman
Michael Principe, CEO

Numis Securities Limited	+44(0) 207 260 1288

Financial Adviser, Nomad and Corporate Broker to TLA Worldwide plc
Nick Westlake, Oliver Hardy (Nomad)
Chris Wilkinson, Lorna Tilbian

Luther Pendragon	+44(0) 207 618 9100

PR Adviser to TLA Worldwide plc
Harry Chathli, Alexis Gore

This summary should be read in conjunction with and is subject to the full text of the following announcement and its appendices.

Important notices

This announcement is for information purposes only. It is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Offer, the Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities of AAPC or TLA pursuant to the Transaction or otherwise in any jurisdiction in contravention of applicable law.

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The Transaction will be made solely by means of the Scheme Document and the terms of the BVI Merger. The Scheme Document will contain the full terms and conditions of the Transaction including details of how to vote. Any vote in respect of the Scheme or other response in relation to the Transaction should be made only on the basis of the information contained in the Scheme Document.

This announcement is an advertisement and does not constitute a prospectus or prospectus equivalent document.

Terms used in this announcement (including this summary) have the meanings attributed to them in Appendix IV.

Important notices relating to financial advisers

Numis, which is authorised and regulated by the Financial Conduct Authority, is acting exclusively as financial adviser to TLA and no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than TLA for providing the protections afforded to its clients or for providing advice in connection with the contents of this announcement or any matter referred to in this announcement.

Lepe Partners, which is authorised and regulated by the Financial Conduct Authority, is acting as financial adviser to AAPC and no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than AAPC for providing the protections afforded to its clients or for providing advice in connection with the contents of this announcement or any matter referred to in this announcement.

Citigroup is acting as Capital Markets adviser to AAPC and no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than AAPC for providing the protections afforded to its clients or for providing advice in connection with the contents of this announcement or any matter referred to in this announcement.

Overseas jurisdictions

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of such jurisdiction. In particular, the ability of persons who are not resident in the United Kingdom to vote their TLA Shares in respect of the Scheme at the Meetings, to execute and deliver forms of proxy appointing another to vote at the Meetings on their behalf or to execute and deliver a form of election in respect of a purported election under the Partial Cash Alternative, may be affected by the laws of the relevant jurisdictions in which they are located. This announcement has been prepared for the purpose of complying with English law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

Copies of this announcement and any formal documentation relating to the Transaction are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving this announcement or such documents (including, without limitation, custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. If the Offer is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Takeover Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

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The availability of the New AAPC Shares and/or the Partial Cash Alternative under the Offer to TLA Shareholders who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction may be affected by the laws of the relevant jurisdictions in which they are resident or to which they are subject.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication of this announcement

A copy of this announcement and the documents to be put on display pursuant to Rule 26.1 of the Takeover Code will be made available, subject to certain restrictions relating to persons resident in or subject to the laws and/or regulations of a Restricted Jurisdiction, on the website of TLA at www.tlaworldwide.com and the on website of AAPC at www.aapcacq.com by no later than 12 noon (London time) on the Business Day following the date of this announcement. For the avoidance of doubt, neither the content of the websites referred to in this announcement nor the contents of any website accessible from hyperlinks on any such website are incorporated into or form part of this announcement and such content should not be relied upon in reaching a decision regarding the matters referred to in this announcement.

TLA Shareholders and AAPC Shareholders may request a hard copy of this announcement by contacting the Company Secretary of TLA during business hours on +1 212 645 2141 or Numis during business hours on +44 (0)20 7260 1000 (for TLA Shareholders), or the Chief Financial Officer of AAPC during business hours on +1 212 409 2434 or Lepe during business hours on +44 (0)20 7938 5810 (for AAPC Shareholders). Alternatively, shareholders may submit a request in writing to TLA at 25th floor, 1500 Broadway, New York, NY 10036 or Numis at 10 Paternoster Row, London EC4M 7LT (for TLA Shareholders) or AAPC at 590 Madison Avenue, New York, NY 10022 or Lepe at 17 Old Court Place, London W8 4PL (for AAPC Shareholders). If you have received this announcement in electronic form, copies of this announcement and any document or information incorporated by reference into this announcement will not be provided unless such a request is made.

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Forward looking statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Offer, and other information published by AAPC and (as relevant) TLA contain statements which are, or may be deemed to be, "forward-looking statements". All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of AAPC and (as relevant) TLA about future events, and are therefore subject to risks and uncertainties which could cause actual results, performance or events to differ materially from those expressed or implied by the forward-looking statements. The forward-looking statements contained in this announcement include statements relating to the expected effects of the Offer on the TLA Group and the Enlarged Group, the expected timing and scope of the Offer and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as "plan", "expect", "budget", "target", "aim", "scheduled", "estimate", "forecast", "intend", "anticipate", "assume" or "believe", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "should", "would", "might" or "will" be taken, occur or be achieved. AAPC can give no assurance that expectations reflected in the forward-looking statements will prove to be correct. By their nature, forward-looking statements involve risks (known and unknown) and uncertainties (and other factors that are in many cases beyond the control of AAPC and/or (as relevant) TLA) because they relate to events and depend on circumstances that may or may not occur in the future.

There are a number of factors that could affect the future operations of the TLA Group and/or the Enlarged Group and that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include the satisfaction of the Conditions, as well as additional factors, such as: domestic and global business and economic conditions; asset prices; market related risks such as fluctuations in interest rates and exchange rates, industry trends, competition, changes in government and regulation, changes in the policies and actions of governments and/or regulatory authorities (including changes related to capital and tax), changes in political and economic stability, disruption in business operations due to reorganisation activities, interest rate, inflation and currency fluctuations, the timing impact and other uncertainties of future or planned acquisitions or disposals or combinations, the Enlarged Group incurring and/or experiencing unanticipated costs and/or delays, or difficulties relating to the Offer when the Offer is implemented. Other unknown or unpredictable factors could affect future operations and/or cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors.

Each forward-looking statement speaks only as of the date of this announcement. Neither AAPC, TLA nor any of their associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. All forward-looking statements contained in this announcement are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Readers are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations, neither AAPC nor TLA is under any obligation and undertakes no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A further list and description of risks and uncertainties can be found in AAPC’s reports on Form 10-K and Form 10-Q, the contents of which are not incorporated by reference into, nor do they form part of, this announcement.

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Additional US related information

This announcement is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of AAPC or TLA. This announcement may be deemed to be solicitation material in respect of the Transaction, including the issuance of AAPC’s ordinary shares in respect of the Transaction. In connection with the foregoing Transaction and issuance of AAPC’s ordinary shares, AAPC expects to file a proxy statement on Schedule 14A with the SEC. To the extent AAPC effects an Transaction as a court-sanctioned scheme of arrangement between TLA and TLA shareholders under the Companies Act, the issuance of AAPC’s ordinary shares in the Transaction would not be expected to require registration under the US Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the US Securities Act. In the event that AAPC determines to conduct an acquisition of TLA pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to AAPC’s ordinary shares that would be issued in the acquisition. INVESTORS AND SECURITY HOLDERS OF AAPC ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT AAPC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AAPC, THE PROPOSED ISSUANCE OF AAPC’S ORDINARY SHARES, AND THE TRANSACTION. The preliminary proxy statement, the definitive proxy statement, and any registration statement/prospectus, in each case as applicable, and other relevant materials in connection with the proposed issuance of AAPC’s ordinary shares and the Transaction (when they become available), and any other documents filed by AAPC with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by contacting AAPC in writing at 590 Madison Avenue, New York, NY 10022.

US investors are advised that the Offer is proposed to be made by means of a scheme of arrangement provided for under the laws of England and Wales although AAPC reserves the right to switch to a contractual offer. The Offer is subject to the disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement, which differ from the disclosure and other requirements of the US securities laws. Financial information included in the relevant documentation for the Offer will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to the financial statements of US companies.

If the Offer is extended to shareholders in the United States it will be made in satisfaction of the procedural and filing requirements of the US securities laws, to the extent applicable and required.

Participants in Solicitation

AAPC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from AAPC’s ordinary shareholders with respect to the Transaction, including the proposed issuance of the AAPC’s ordinary shares in respect of the Transaction. Information about AAPC’s directors and executive officers and their ownership of AAPC’s ordinary shares is set forth in AAPC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 23, 2016. Information regarding the identity of the potential participants, and their direct or indirect interests in the solicitation, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Transaction and issuance of AAPC’s ordinary shares in the Transaction.

TLA is organised under the laws of England and Wales. Some of the officers and directors of TLA are residents of countries other than the United States. As a result, it may not be possible to sue TLA or such persons in a non-US court for violations of US securities laws. It may be difficult to compel TLA and its respective affiliates to subject themselves to the jurisdiction and judgment of a US court or for investors to enforce against them the judgments of US courts.

No profit forecasts or estimates

Unless expressly stated otherwise, no statement in this announcement (including any statement of estimated synergies) is intended as a profit forecast or a profit estimate and no statement in this announcement should be interpreted to mean that earnings per AAPC Share or TLA Share for the current or future financial years would necessarily match or exceed the historical published earnings per AAPC Share or TLA Share.

Right to switch to a Takeover Offer

AAPC reserves the right to elect, with the consent of the Panel, to implement the Transaction by way of a Takeover Offer as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms or, if AAPC so decides, on such other terms being no less favourable (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Appendix I to this announcement. If the Transaction is implemented as a Takeover Offer rather than as a Scheme, the Transaction will comply with all applicable securities laws of the United States and other applicable jurisdictions.

Information relating to TLA Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by TLA Shareholders, persons with information rights and other relevant persons for the receipt of communications from TLA may be provided to AAPC during the Offer Period as required under Section 4 of Appendix 4 of the Takeover Code.

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If you are in any doubt about the contents of this announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

All times shown in this announcement are London times, unless otherwise stated.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY RESTRICTED JURISDICTIONS OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

THE FOLLOWING ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS OR PROSPECTUS EQUIVALENT DOCUMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE NEW AAPC SHARES EXCEPT ON THE BASIS OF THE INFORMATION IN THE TRANSACTION DOCUMENTS WHICH ARE PROPOSED TO BE PUBLISHED IN DUE COURSE

FOR IMMEDIATE RELEASE

3 May 2016

Recommended offer for TLA Worldwide plc ("TLA")

by

Atlantic Alliance Partnership Corp ("AAPC")

to be implemented by way of a scheme of arrangement

under Part 26 of the Companies Act 2006

1.	Introduction

The boards of TLA and AAPC are pleased to announce the terms of a recommended offer by AAPC for the entire issued and to be issued ordinary share capital of TLA proposed to be implemented by means of the Scheme.

2.	Summary of the terms of the Offer

Under the terms of the Offer, which will be subject to the conditions set out in Appendix I to this announcement and to the full terms and conditions which will be set out in the Scheme Document, each TLA Shareholder will be entitled to receive:

10 New AAPC Shares per 107 TLA Shares held

(the "Exchange Ratio").

Based on the weighted average AAPC Share price over the three month period ended on 23 March 2016 (being the Business Day immediately prior to the date of the Possible Offer Announcement) of US$10.18 and the UK pound to US dollar spot rate of 1.4633 as at 4:30 p.m. (London time) on 29 April 2016 (being the Business Day immediately prior to the date of this announcement, the "Last Practicable Date") the Exchange Ratio implies an offer value per TLA Share of 65 pence (the "Implied Offer Value") and:

●	represents a premium of 51.3 per cent. to the weighted average TLA Share price of 43.0 pence over the three month period ended on 23 March 2016 (being the Business Day immediately prior to the date of the Possible Offer Announcement);

●	represents a premium of 53.8 per cent. to the closing price per TLA Share of 42.3 pence on 23 March 2016 (being the Business Day immediately prior to the date of the Possible Offer Announcement); and

●	values TLA’s issued and to be issued share capital at approximately £98.5 million.

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The Exchange Ratio implies an offer value per TLA Share of 66 pence based on the closing price of AAPC’s Shares on the Last Practicable Date of US$10.31 and the UK pound to US dollar spot rate of 1.4633 as at 4:30 p.m. on the Last Practicable Date.

A partial cash alternative up to a maximum aggregate amount of US$60 million (the "Partial Cash Alternative") will be made available to TLA Shareholders under the Offer pursuant to which TLA Shareholders may elect to receive 61.5 pence in cash per TLA Share (subject to scale-back in accordance with the terms of the Partial Cash Alternative) instead of some or all of the New AAPC Shares to which they would otherwise be entitled under the terms of the Offer. Based on the Implied Offer Value and the Last Practicable Date Spot Rate, the maximum amount of cash available under the Partial Cash Alternative of US$60 million equates to approximately 43 per cent. of the total value of the consideration to be offered to TLA Shareholders under the terms of the Offer.

TLA Shareholders will be entitled to receive and retain the final dividend of 0.8 pence per TLA Share payable in respect of the financial year ended 31 December 2015 as announced on 12 April 2016.

3.	Background to and reasons for the recommendation

The TLA Board believes that the Implied Offer Value represents an attractive valuation for TLA’s business. It provides TLA Shareholders with the ability to exchange their TLA Shares for New AAPC Shares and to elect to receive (subject to scale-back) all or a portion of their consideration in cash under the terms of the Partial Cash Alternative.

The TLA Board and the AAPC Board each believe that TLA is a successful business with strong growth prospects within the international athlete representation and sports marketing industry. Both boards believe that there are a number of potential benefits to TLA through the proposed partnership with AAPC, namely strengthening the business in the US market, providing additional cash resources for continued growth investment in the business and benefiting from the experience and expertise of the AAPC Founders. In addition, following the combination, AAPC will continue to be listed on NASDAQ, a major US exchange which, both boards believe, has the potential to offer existing TLA Shareholders greater liquidity than that currently enjoyed.

The TLA Founders are fully committed to TLA’s strategy, are confident in TLA’s growth prospects and intend to remain with the business after closing of the Transaction. In addition, two of the AAPC Founders (Mark Klein and Iain Abrahams) will remain on the AAPC Board after the Transaction closes. The TLA Founders and the AAPC Founders have each agreed to be subject to a 12 month lock-up in respect of their AAPC Shares (excluding in the case of the TLA Founders only, the Non-Restricted Shares), subject to certain customary exceptions including if the AAPC Board consents to AAPC Shares being sold. It is intended that if the AAPC Board gives such consent the TLA Founders and the AAPC Founders will each be permitted to sell AAPC Shares pro rata to their respective holdings.

4.	Recommendations

The TLA Directors, who have been so advised by Numis as to the financial terms of the Offer, consider the terms of the Offer to be fair and reasonable. In providing advice to the TLA Directors, Numis has taken into account the commercial assessments of the TLA Directors. Numis is providing independent financial advice to the TLA Directors for the purposes of Rule 3 of the Takeover Code.

The TLA Directors consider the Offer to be in the best interests of the TLA Shareholders as a whole and, accordingly, intend to unanimously recommend that the TLA Shareholders:

●	vote (or procure votes) in favour of the Scheme at the Court Meeting and the Special Resolutions to be proposed at the General Meeting; or

●	in the event that the Offer is implemented by way of a Takeover Offer, accept (or procure acceptances of) the Takeover Offer.

The TLA Directors will make no recommendation as to whether TLA Shareholders should make an election under the Partial Cash Alternative as this will be dependent on individual TLA Shareholders' personal circumstances. Each TLA Shareholder should consider his/her own position carefully and, if in any doubt, should consult his/her own professional adviser(s).

The AAPC Directors have received financial advice from Lepe Partners in relation to the Offer and capital markets advice from Citigroup. In providing its advice to the AAPC Directors, Lepe Partners and Citigroup relied upon the AAPC Directors’ commercial assessments of the Offer.

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5.	Irrevocable Undertakings and Letters of Intent

AAPC has received irrevocable undertakings to vote (or procure votes) in favour of the Scheme at the Court Meeting and the Special Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept (or procure acceptances of) the Takeover Offer) in respect of 60,959,233 TLA Shares, representing approximately 42.6 per cent. of the issued ordinary share capital of TLA, comprised as follows:

●	the TLA Founders and Ian Robinson in respect of their beneficial holdings of TLA Shares amounting, in aggregate, to 17,788,427 TLA Shares, representing approximately 12.4 per cent. of the issued ordinary share capital of TLA;

●	the TLA US Vendors in respect of their beneficial holdings of TLA Shares amounting, in aggregate, to 27,563,806 TLA Shares, representing approximately 19.3 per cent. of the issued ordinary share capital of TLA;

●	the TLA Australian Vendors in respect of their beneficial holdings of TLA Shares amounting, in aggregate, to 3,347,000 TLA Shares, representing approximately 2.3 per cent. of the issued ordinary share capital of TLA; and

●	Nigel Wray, in respect of his beneficial holding of TLA Shares amounting, in aggregate, to 12,260,000 TLA Shares, representing approximately 8.6 per cent. of the issued ordinary share capital of TLA.

Under these irrevocable undertakings:

●	the TLA Founders and the TLA Australian Vendors have each agreed to exchange 100 per cent. of their TLA Shares (representing in aggregate 21,095,427 TLA Shares and approximately 14.8 per cent. of the issued ordinary share capital of TLA prior to the issue of any TLA Shares under the LTIP) for New AAPC Shares; and

●	the TLA US Vendors have each agreed to exchange a minimum of 75 per cent. of their TLA Shares (representing in aggregate 20,672,852 TLA Shares and approximately 14.5 per cent. of the issued ordinary share capital of TLA) for New AAPC Shares.

In aggregate, therefore, AAPC has received irrevocable undertakings from TLA Shareholders to exchange a minimum of 41,768,279 TLA Shares (representing approximately 29.2 per cent. of the issued ordinary share capital of TLA prior to the issue of any TLA Shares under the LTIP) for New AAPC Shares.

In addition, certain TLA Shareholders being Livingbridge VC LLP, Strand Associates Limited and Amati VCT plc have each provided a letter of intent under which they have confirmed that it is their current intention to vote in favour of the Scheme at the Court Meeting and the Special Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept (or procure acceptances of) the Takeover Offer) in respect of 39,684,346 TLA Shares, representing approximately 27.8 per cent. of the issued ordinary share capital of TLA.

The TLA Founders have also undertaken to exchange 100 per cent. of the new TLA Shares to be allotted and issued to them under the terms of the LTIP for New AAPC Shares.

The TLA Founders, the TLA US Vendors and the TLA Australian Vendors have also each agreed to enter into a lock-up undertaking with AAPC for a period of 12 months from and including the date on which the Offer becomes effective (subject to certain customary exceptions including with the prior written consent of the AAPC Board) with respect to their New AAPC Shares other than, in respect of the TLA Founders only, their Non-Restricted Shares which the TLA Founders will be free to sell from 1 January 2017. The TLA Founders have agreed to consider the entering into of Rule 10b5-1 plans in respect of any sales of their Non-Restricted Shares.

Save for the irrevocable undertakings from Ian Robinson and Nigel Wray, all of the irrevocable undertakings will continue to be binding in the event of a higher offer for TLA being announced. The irrevocable undertakings given by Ian Robinson and Nigel Wray will cease to apply should a third party announce an offer for TLA at not less than 105 per cent. of the Implied Offer Value. In addition, the irrevocable undertaking given by Nigel Wray will cease to apply if, as a result of movements in the AAPC share price or the UK pound to US dollar spot rate, the resultant offer value is 5 per cent. or more below the Implied Offer Value of 65 pence.

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Further details of these irrevocable undertakings, letters of intent and the lock-up arrangements are set out in Appendix II to this announcement.

6.	Information relating to TLA and AAPC

6.1.	TLA

TLA is a leading athlete representation, sports marketing and event management company established by the TLA Founders with the acquisition of LS Legacy and The Agency when it listed on AIM in December 2011. TLA derives revenues from long term agency relationships with many prominent US and International sports stars, broadcasters and media personalities associated with major sports including the MLB, NFL, NBA, PGA tour, AFL, Olympians and cricketers. In addition, it also provides a range of services in respect of media consultancy, sports sponsorship and event creation and ownership, including the International Champions Cup tournament in Australia. TLA serves its clients from 10 locations worldwide including its offices in the US, Australia and UK. TLA is a public company whose shares are quoted on the AIM market of the London Stock Exchange.

For the year ended 31 December 2015, the TLA Group delivered strong growth in revenue and operating income across all segments, which saw an increase in TLA Group revenue of 114 per cent. to US $44.4 million and Group operating income of 68 per cent. to US $35.0 million, with headline EBITDA of US $13.4 million for the period, an increase of 49 per cent. Excluding acquisitions, revenue, operating income and headline EBITDA each grew organically by 22 per cent., 22 per cent. and 10 per cent. respectively.

Trading so far in 2016 has been in line with the TLA Board’s expectations and TLA continues to see good momentum in the business, including an increase in TLA’s events programme in 2016. The fundamental business drivers in the sports marketing and athlete representation industry remain strong and baseball continues to enjoy excellent forward visibility with a further US $174 million of contracts negotiated during the financial year ended 31 December 2015. As a result, the TLA Board looks to the future with confidence.

Further information on TLA will be included in the Scheme Document.

6.2.	AAPC

AAPC is a blank check company incorporated in the British Virgin Islands on 14 January 2015 for the purpose of conducting a business combination led by its sponsors and senior management team comprising Jonathan Goodwin, Mark Klein, Waheed Alli, Jonathan Mitchell and Iain Abrahams. As at 31 December 2015, AAPC had $80.8 million of capital in trust which includes the net proceeds raised in its initial public offering on 4 May 2015 ("IPO"). AAPC’s ordinary shares are listed on the NASDAQ. As at the Last Practicable Date the closing share price per AAPC Share was $10.31 per share and its issued share capital comprised 10,387,813 shares of no par value.

The capital raised by AAPC at the time of its IPO is held in trust for the benefit of AAPC Shareholders until a proposed business combination is successfully consummated and may be used only for transaction consideration. If no acquisition is completed by 4 November 2016, the capital will be returned in full to AAPC Shareholders. Under NASDAQ rules AAPC will need shareholder approval to issue the New AAPC Shares pursuant to the Transaction and will be obliged to offer to redeem AAPC Shares held by AAPC Shareholders (other than the AAPC Founders and certain individuals associated with them). To ensure that AAPC has the requisite cash resources available to it to satisfy elections made under the Partial Cash Alternative, the AAPC Shareholder Resolutions are expressed to be conditional upon AAPC receiving redemption requests in respect of not more than 3,635,735 existing AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative). All requests for redemption of existing AAPC Shares will need to be made by AAPC Shareholders at least two Business Days prior to the date of the AAPC Shareholder Meeting. If by such date AAPC has received redemption requests in respect of more than 3,635,735 AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative), the Transaction will not proceed and an announcement to that effect will be made.

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7.	Financing the Offer

Depending on the number of elections under the Partial Cash Alternative, the sterling equivalent of up to US$60 million of cash consideration may become payable by AAPC under the terms of the Scheme. The cash payable under the Offer will be funded from a combination of AAPC’s existing cash resources (following deduction of amounts payable to existing AAPC Shareholders in respect of the redemption of any AAPC Shares and certain other amounts) and, if required, the AAPC Debt Facility.

Lepe Partners, acting as financial adviser to AAPC, is satisfied that sufficient resources are available to AAPC to satisfy in full the aggregate cash consideration of the sterling equivalent of up to US$60 million which may be payable to TLA Shareholders under the Offer.

8.	Partial Cash Alternative

Pursuant to the Partial Cash Alternative, TLA Shareholders will be entitled to elect to receive cash instead of some or all of the New AAPC Shares to which they would otherwise be entitled under the Offer (subject to scale-back in accordance with the terms of the Partial Cash Alternative). If a TLA Shareholder does not, pursuant to the Partial Cash Alternative, elect to receive cash instead of all or any of the New AAPC Shares to which it would otherwise be entitled to receive under the Offer, the entirety of the consideration due to that TLA Shareholder pursuant to the Offer will be satisfied by the issue of New AAPC Shares.

The maximum amount of cash available under the Partial Cash Alternative is the sterling equivalent of US$60 million and equates to approximately 43 per cent. of the total value of the consideration offered to TLA Shareholders under the terms of the Offer, based on the Implied Offer Value and the Last Practicable Date Spot Rate. For the purpose of satisfying elections under the Partial Cash Alternative the maximum cash available of US$60 million will be converted into sterling using the Effective Date Spot Rate.

If valid elections for the Partial Cash Alternative would otherwise result in the payment of more than the sterling equivalent of US$60 million (converted into sterling using the Effective Date Spot Rate), TLA Shareholders who have elected for the Partial Cash Alternative will be scaled back pro rata with the balance of their entitlements being satisfied in New AAPC Shares (other than fractional entitlements). If valid elections for the Partial Cash Alternative are in aggregate no more than US$60 million (converted into sterling using the Effective Date Spot Rate), all elections will be met in full.

If no elections are made for the Partial Cash Alternative, AAPC would issue approximately 14,164,219 New AAPC Shares pursuant to the Offer. Assuming no AAPC Shareholders exercise their right to redeem their AAPC Shares, AAPC would have approximately 24,552,032 AAPC Shares in issue and TLA Shareholders would together hold approximately 58 per cent. of the AAPC Shares in issue upon the Scheme becoming Effective. If elections for the Partial Cash Alternative are such that the sterling equivalent of US$60 million is paid to TLA Shareholders in full, AAPC would issue approximately 7,933,201 New AAPC Shares under the Offer and, assuming no AAPC Shareholders exercise their right to redeem their AAPC Shares, would have approximately 18,321,014 AAPC Shares in issue and TLA Shareholders would together hold approximately 43 per cent. of the AAPC Shares in issue upon the Scheme becoming Effective.

Full details of the Partial Cash Alternative will be set out in the Scheme Document.

9.	Capital structure and dividend policy

On 12 April 2016, TLA announced that the TLA Board had proposed a final dividend of 0.8 pence per TLA Share in respect of the financial year ended 31 December 2015. This dividend will be paid by TLA on 8 July 2016 to TLA Shareholders on TLA’s shareholder register on 26 May 2016 and is not conditional on the Offer. TLA Shareholders will be entitled to receive and retain this dividend in addition to the consideration payable by AAPC under the terms of the Offer.

AAPC has not paid any dividends since its incorporation.

TLA Shareholders who receive New AAPC Shares pursuant to the Offer will be entitled to any dividend declared by the AAPC Board after closing of the Transaction. The AAPC Board will decide the absolute level of any future dividends taking into account all relevant factors including the Enlarged Group’s underlying earnings, cash flows, capital investment plans and the prevailing market outlook.

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Apart from the final dividend of 0.8 pence per TLA Share in respect of the financial year ended 31 December 2015 which TLA Shareholders have the right to receive and retain, AAPC has the right to reduce the offer consideration by the amount of any dividend (or other distribution) which is paid or becomes payable by TLA following the date of this announcement.

10.	TLA LTIPs

Awards under the LTIP were granted to the TLA Founders in December 2013 and September 2015. Under the terms of the LTIP ordinary shares have been issued to the LTIP participants in a subsidiary company of TLA. Subject to certain performance criteria being met, these ordinary shares would normally vest at certain points and, on vesting, would be exchanged, on a one for one basis at nil cost, for TLA Shares.

As at the Last Practicable Date, 14,597,821 such subordinated ordinary shares are in issue. The number of ordinary shares which will vest and be exchanged for new TLA Shares will not be known until such time as the Scheme is sanctioned by the Court. The Scheme will extend to all such new TLA Shares which are allotted and issued on the vesting of the LTIP. For example, if the offer price per TLA Share is, on the date that the Scheme is sanctioned by the Court, 65 pence then 8,597,821 ordinary shares will vest and be exchanged for 8,597,821 new TLA Shares, which will be acquired by AAPC pursuant to the Transaction. All issued ordinary shares, which will not vest upon the Scheme becoming Effective, will be acquired by TLA for nominal value.

Further details will be set out in the Scheme Document.

11.	Board of Directors and senior management post Transaction

AAPC attaches great importance to the skills, knowledge and expertise of TLA’s existing management and employees. AAPC has given assurances to the TLA Directors that, following completion of the Offer, the existing employment and pension rights of TLA’s retained employees will be fully respected.

The Enlarged Group’s registered office will be located at AAPC’s office at Nemours Chambers, Road Town, Tortola, British Virgin Islands and its headquarters will be located at 25th floor, 1500 Broadway, New York, where TLA currently has its headquarters. Following completion of the Offer, it is proposed that AAPC will be renamed TLA Worldwide.

Upon the Transaction closing, it is proposed that the AAPC Board will comprise three executive directors being Bart Campbell (Executive Chairman), Michael Principe (Chief Executive Officer) and one other person to be identified after the date of this announcement together with four non-executive directors being Mark Klein and Iain Abrahams (two of the AAPC Founders) and two newly appointed directors to be identified after the date of this announcement. The AAPC Directors other than Mark Klein and Iain Abrahams will resign from the AAPC Board with effect from closing of the Transaction. TLA's non-executive directors will resign from the TLA Board with effect from closing of the Transaction.

Further information in respect of directors and employees will be set out in the Scheme Document.

It is intended that new management incentivisation arrangements will be put in place after the Scheme has become Effective but no discussions as to the terms thereof have taken place to date.

12.	Structure of the Transaction and Shareholder approvals

TLA

It is currently intended that the Transaction will be effected by a means of a scheme of arrangement between TLA and TLA Shareholders under Part 26 of the Companies Act and by means of a merger under Part IX of the BVI Business Companies Act, 2004 (as amended) between AAPC and a newly incorporated BVI subsidiary of TLA, TLA BVI, which will have had transferred to it all of TLA’s assets and liabilities. If the Transaction closes, it will result in AAPC becoming the owner of the entirety of the assets and liabilities of TLA. The Scheme will authorise TLA and TLA BVI to implement the BVI Merger.

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Conditions to the Scheme

The implementation of the Scheme will be subject to satisfaction of the Conditions and the further terms referred to in Appendix I to this announcement and to be included in the Scheme Circular. The Conditions set out in Appendix I to this announcement include, amongst others:

●	a resolution to approve the Scheme being passed by a majority in number of the Scheme Shareholders who are present and vote at the Court Meeting, either in person or by proxy, representing not less than 75 per cent. in value of the Scheme Shares voted by those Scheme Shareholders;

●	the Special Resolutions being proposed in connection with the implementation of the Scheme and the Transaction being duly passed by the requisite majority of TLA Shareholders at the General Meeting;

●	the Scheme being sanctioned (with or without modification, on terms agreed by AAPC and TLA) by the Court and the delivery of an office copy of the Scheme Court Order to the Registrar of Companies;

●	NASDAQ having authorised the listing of the New AAPC Shares upon official notice of issuance and not having withdrawn such authorisation; and

●	the AAPC Shareholder Resolutions being proposed in connection with the Transaction being approved by the requisite majorities and such resolutions having become unconditional in accordance with their terms. The AAPC Shareholder Resolutions seek approval for the Transaction, the issue of the New AAPC Shares and the adoption of the New AAPC Articles of Association. The resolutions to approve the Transaction and to allot the New AAPC Shares are conditional upon AAPC receiving redemption requests in respect of not more than 3,635,735 existing AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative).

●	It is currently intended that the AAPC Shareholder Meeting will be held shortly before the Court Meeting and the General Meeting so that, prior to the Court Meeting and the General Meeting being held, there is certainty that the AAPC Shareholder Resolutions have been passed and not more than 3,635,735 existing AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative) are required to be redeemed.

The Court Meeting and the General Meeting

To become Effective, the Scheme requires (i) the approval at the Court Meeting by a majority in number of the Scheme Shareholders present and voting (and entitled to vote), either in person or by proxy, representing not less than 75 per cent. in value of the Scheme Shares held by such Scheme Shareholders; and (ii) the passing of the Special Resolutions at the General Meeting by TLA Shareholders representing at least 75 per cent. of the votes cast at the General Meeting (either in person or by proxy). The General Meeting will be held immediately after the Court Meeting.

All TLA Shareholders appearing on TLA's register of members at the Voting Record Time will be entitled to vote at the Meetings.

The Scheme will lapse if, inter alia:

●	the Court Meeting and the General Meeting are not held by the 22nd day after the expected date of such Meetings to be set out in the Scheme Document (or such later date as may be agreed between AAPC and TLA and which the Court allows); or

●	the Scheme does not become Effective by a date to be agreed between AAPC and TLA, provided however, that the deadlines for the timing of the Court Meeting and the General Meeting, for the Scheme to become Effective as set out above may be waived by AAPC.

Following the Court Meeting and the General Meeting, the Scheme must be sanctioned by the Court at the Scheme Court Hearing. All TLA Shareholders may, if they wish, attend the Scheme Court Hearing. The Scheme will only become Effective once an office copy of the Scheme Court Order is delivered to the Registrar of Companies.

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If the Scheme becomes effective

Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting and the General Meeting. Upon the Scheme becoming Effective, the BVI Merger will immediately be implemented by AAPC and TLA BVI.

AAPC

NASDAQ rules require AAPC to seek shareholder approval for the issue of the New AAPC Shares to be issued pursuant to the Transaction. As AAPC Shareholder approval is required for the issue of the New AAPC Shares, AAPC is also taking the opportunity to seek AAPC Shareholder authority to approve the Transaction and to adopt the New AAPC Articles of Association. Accordingly, the Scheme is also conditional upon the AAPC Shareholder Resolutions being passed at the AAPC Shareholder Meeting.

The AAPC Shareholder Resolutions seek approval for:

●	the Transaction;

●	the issue of up to 15,000,000 New AAPC Shares as consideration for the Transaction; and

●	the adoption of the New AAPC Articles of Association.

The requisite majorities required to pass these resolutions are a simple majority of AAPC Shareholders present and voting at the meeting in relation to the first two resolutions and a 65 per cent. majority of AAPC Shareholders present and voting at the meeting in relation to the resolution to adopt the New AAPC Articles of Association.

The resolutions to approve the Transaction and to allot the New AAPC Shares are conditional upon AAPC receiving redemption requests in respect of not more than 3,635,735 existing AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative). All requests for redemption of existing AAPC Shares will need to be made by AAPC Shareholders at least two Business Days prior to the date of the AAPC Shareholder Meeting. If by such date, AAPC has received redemption requests in respect of more than 3,635,735 AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative), the Transaction will not proceed and an announcement to that effect will be made.

The AAPC Founders and certain associated individuals together have an interest in 2,700,313 AAPC Shares (representing approximately 26 per cent. of AAPC’s issued share capital) and have a contractual obligation to vote in favour of each of the AAPC Shareholder Resolutions at the AAPC Shareholder Meeting and have waived their redemption rights in respect of their AAPC Shares.

The New AAPC Articles of Association proposed to be adopted contain provisions to the effect that, if AAPC Shareholders approve a business acquisition, AAPC will not be obliged to redeem AAPC Shares in an amount that would cause AAPC to have cash or net tangible assets above a threshold contained in the agreement related to the business combination. The Proxy Statement, containing further information on the Transaction and notice of the AAPC Shareholder Meeting, is expected to be posted to AAPC Shareholders in July 2016.

BVI Merger

Upon the Scheme becoming Effective the BVI Merger will immediately be implemented whereby all of TLA’s assets and liabilities (which will have been transferred to and assumed by TLA BVI) will become the assets and liabilities of AAPC and TLA BVI will cease to exist.

13.	Fractional entitlements

Fractions of New AAPC Shares will not be issued pursuant to the Scheme. Fractional entitlements to New AAPC Shares will be aggregated and issued to the person appointed by AAPC as nominee for such Scheme Shareholders and sold in the market and the net proceeds of sale distributed pro rata to such Scheme Shareholders. However, individual entitlements to amounts of less than £5 will not be paid to such Scheme Shareholders but will be retained for the benefit of AAPC.

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14.	De-listing and re-registration

Prior to the Scheme becoming Effective and subject to any applicable requirements of the AIM Rules, AAPC intends to procure the making of an application by TLA to the London Stock Exchange for the cancellation of the admission of the TLA Shares to trading on AIM on the Effective Date or the next Business Day thereafter. Share certificates in respect of TLA Shares will cease to be valid and should be destroyed following the Effective Date. In addition, entitlements to TLA Shares held within the CREST system will be cancelled.

As soon as possible after the Effective Date, it is also intended that TLA will be re-registered as a private limited company under the relevant provisions of the Companies Act.

15.	Offer-related arrangements

AAPC confidentiality agreement

AAPC and TLA entered into a mutual confidentiality agreement dated 22 March 2016 pursuant to which each of AAPC and TLA has undertaken, inter alia, to keep certain information relating to (i) the Transaction, (ii) the existence and terms of the confidentiality agreement between the parties; and (iii) the other party, strictly confidential and not to disclose such information to third parties, except (a) to certain permitted disclosees for the purposes of evaluating the Transaction; (b) if required by applicable laws or regulations; or (c) with the disclosing party's prior written consent. The agreement contains standstill provisions given by AAPC which apply for the duration of discussions relating to the Transaction and for a period of twelve months thereafter. In addition, AAPC has undertaken not to solicit employees, clients, customers or partners of TLA during discussions between the parties in relation to the Transaction and for the twelve month period following the end of any discussions in relation to the Transaction, except with TLA's prior written consent. These confidentiality obligations will remain in force until the third anniversary of the date of the agreement.

This confidentiality agreement will be available for inspection as set out in paragraph 18 below.

Registration rights

The TLA Founders, who will, following closing of the Transaction, hold New AAPC Shares, will be entitled to registration rights pursuant to a registration rights agreement expected to be entered into at closing. The registration rights agreement will be substantially similar to the registration rights agreement between AAPC and its founders and will enable the TLA Founders, who will, following closing of the Transaction, hold New AAPC Shares to require AAPC to register their New AAPC Shares with the SEC in the US. Further details will be set out in the Scheme Document.

16.	Disclosure of interests in TLA

16.1	Opening Position Disclosure

Since neither AAPC nor any person acting in concert with AAPC has any interest in relevant securities of TLA, no Opening Position Disclosure has been made under Rule 8.1(a) of the Takeover Code.

16.2	Interests

Save for the irrevocable undertakings referred to in paragraph 5 above and summarised at Appendix II to this announcement, as at the Last Practicable Date, none of (1) AAPC or any of their respective directors or (2) so far as the AAPC Board is aware, any person acting, or deemed to be acting, in concert with AAPC:

●	had an interest in, or right to subscribe for, relevant securities of TLA;

●	had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of TLA;

●	had procured an irrevocable commitment to accept the terms of the Offer in respect of relevant securities of TLA; or

●	had borrowed or lent any TLA Shares.

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Furthermore, save for the irrevocable undertakings referred to in paragraph 5 above and summarised at Appendix II to this announcement, no arrangement exists between (i) AAPC or any of their respective associates, and (ii) TLA, in relation to TLA Shares. For these purposes, an "arrangement" includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to TLA Shares which may be an inducement to deal or refrain from dealing in such securities.

16.3	Rule 2.10 Disclosures

In accordance with Rule 2.10 of the Takeover Code:

●	TLA confirms that, as at the date of this announcement, there are 142,959,325 TLA Shares in issue. TLA does not hold any ordinary shares in treasury. The International Securities Identification Number for TLA's ordinary shares is GB00B68HD384; and

●	AAPC confirms that, as of the date of this announcement, it has 10,387,813 shares of no par value in issue and admitted to trading on the NASDAQ Capital Market under the International Securities Identification Number (ISIN) VGG048971078. AAPC does not hold any ordinary shares in treasury.

17.	Overseas shareholders

The distribution of this announcement to, and the availability of the Offer to, persons who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. TLA Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

Further details in relation to overseas TLA Shareholders will be contained in the Scheme Document.

18.	Documents on website

The following documents will, by no later than 12 noon (London time) on the Business Day following the date of this announcement, be published on TLA's website at www.tlaworldwide.com and AAPC’s website at www.aapcacq.com:

●	a copy of this announcement;

●	the confidentiality agreement referred to in paragraph 15 above;

●	the irrevocable undertakings and letters of intent referred to in paragraph 5 above and summarised at Appendix II to this announcement; and

●	AAPC's financing arrangements in connection with the Offer as referred to in paragraph 7 above.

For the avoidance of doubt, neither the content of the websites referred to in this announcement nor the contents of any website accessible from hyperlinks on any such website are incorporated into or form part of this announcement.

19.	General

The Offer will be subject to the Conditions and certain further terms set out in Appendix I to this announcement and to be set out in the Scheme Document. Appendix II sets out details of the irrevocable undertakings given to AAPC. The sources and bases of certain of the financial and other information contained in this announcement are set out in Appendix III. Terms used in this announcement (including the summary) have the meanings attributed to them in Appendix IV.

The Scheme Document, containing further information about the Transaction and notices of the Meetings, will, subject to certain restrictions set out below, be posted to TLA Shareholders as soon as the Proxy Statement (as referred to below) is available for posting to AAPC Shareholders. The Panel has consented to TLA posting the Scheme Document more than 28 days after this announcement. Subject to certain restrictions set out below, it will be also made available at the same time on AAPC's website at www.aapcacq.com and on TLA's website at www.tlaworldwide.com.

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The Scheme will be governed by English law and will be subject to the jurisdictions of the English courts and to the applicable rules and regulations of the FCA, the London Stock Exchange, the AIM Rules and the Takeover Code.

The Proxy Statement, containing further information on the Transaction and notice of the AAPC Shareholder Meeting, is expected to be posted to AAPC Shareholders in July 2016. Subject to certain restrictions set out below, it will also be made available at the same time on AAPC’s website at www.aapcacq.com and on TLA’s website at www.tlaworldwide.com.

If the Transaction does not close AAPC and TLA will each be responsible for meeting their respective expenses incurred in connection with the Transaction.

The AAPC Directors accept responsibility for the information contained in this announcement save for the information for which the TLA Directors accept responsibility. To the best of the knowledge and belief of the AAPC Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The TLA Directors accept responsibility for the information contained in this announcement relating to TLA and the TLA Directors, their immediate families, related trusts and connected persons. To the best of the knowledge and belief of the TLA Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Numis has given and not withdrawn its consent to the publication of this announcement with the inclusion herein of the references to its names in the form and context in which they appear.

Lepe Partners has given and not withdrawn its consent to the publication of this announcement with the inclusion herein of the references to its names in the form and context in which they appear.

Citigroup has given and not withdrawn its consent to the publication of this announcement with the inclusion herein of the references to its names in the form and context in which they appear.

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APPENDIX I: CONDITIONS TO THE IMPLEMENTATION, AND CERTAIN FURTHER TERMS, OF THE SCHEME AND THE TRANSACTION

Part A: Conditions to the Scheme and the Transaction

(A)	The Transaction will be conditional upon the Scheme becoming unconditional and becoming Effective, subject to the Takeover Code, by no later than 19 September 2016 or such later date as may be agreed between AAPC and TLA, with the consent of the Panel and (if required) the approval of the Court.

(B)	The Scheme will be conditional upon:

(1)	its approval by a majority in number representing not less than 75 per cent. in value of the Scheme Shareholders present and voting, either in person or by proxy, at the Court Meeting or at any adjournment of such meeting on or before the 22nd day after the expected date of the Court Meeting (or such later date, if any, as AAPC and TLA may, with the consent of the Panel, agree and (if required) the Court allow);

(2)	the Special Resolutions required to approve and implement the Scheme and the Transaction as set out in the notice of the General Meeting being duly passed by the requisite majority at the General Meeting or at any adjournment of that meeting on or before the 22nd day after the expected date of the General Meeting (or such later date, if any, as AAPC and TLA may, with the consent of the Panel, agree and (if required) the Court allow);

(3)	the sanction of the Scheme with or without modification (but subject to any such modification being acceptable to AAPC and TLA); and

(4)	the delivery of an office copy of the Scheme Court Order to the Registrar of Companies.

In addition, the Transaction will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied (where capable of satisfaction) or, where relevant as referred to in Part B of this Appendix I, waived prior to the Scheme being sanctioned by the Court in accordance with Condition (B)(3) above:

(C)	the Proxy Statement having been approved by the SEC;

(D)	absent an available exemption from the registration requirements of the US Securities Act, an appropriate registration statement for the New AAPC Shares to be issued pursuant to the Transaction having been declared effective under the US Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued nor proceedings for that purpose having been initiated or threatened by the SEC;

(E)	NASDAQ having authorised the listing of the New AAPC Shares upon official notice of issuance and not having withdrawn such authorisation;

(F)	each of the following AAPC Shareholder Resolutions having been approved at the AAPC Shareholder Meeting or at any adjournment thereof by the requisite majorities referred to below:

(i)	subject to and conditional upon (A) the passing of the resolutions referred to at (ii) and (iii) below, and (B) AAPC receiving by the date which is two Business Days prior to the date of the AAPC Shareholder Meeting redemption requests in respect of not more than 3,635,735 AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative), the Transaction being approved by a simple majority of AAPC Shareholders who attend and vote at the meeting whether in person or by proxy;

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(ii)	subject to and conditional upon (A) the Scheme becoming Effective and the BVI Merger having become effective, (B) the passing of the resolution referred to at (iii) below, and (C) AAPC receiving, by the date which is two Business days prior to the date of the AAPC Shareholder Meeting, redemption requests in respect of not more than 3,635,735 AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative), the AAPC Directors being authorised for all purposes to allot up to 15,000,000 New AAPC Shares pursuant to the Transaction by a simple majority of AAPC Shareholders who attend and vote at the meeting whether in person or by proxy; and

(iii)	the New AAPC Articles of Association being adopted by a sixty five per cent. majority of AAPC Shareholders who attend and vote at the meeting whether in person or by proxy;

(G)	HMRC having notified TLA (i) pursuant to sections 701 Income Tax Act 2007 and 748 Corporation Tax Act 2010 that no counteraction notice should be served; and (ii) pursuant to section 138 Taxation of Chargeable Gains Act 1992 that the provisions of section 137(1) should not have effect, in each case in relation to the Transaction;

(H)	except as Fairly Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider TLA Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject, which, in consequence of the Transaction or because of a change in the control or management of TLA or any other member of the Wider TLA Group or otherwise, would or might reasonably be expected to result in (to an extent which is material in the context of the Wider TLA Group taken as a whole or in the context of the Transaction):

(i)	any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	any material assets or interests of any such member being or falling to be disposed of or charged or ceasing to be available to such member or any right arising under which any such asset or interest could be required to be disposed of or charged or cease to be available to such member in each case other than in the ordinary course of business;

(iii)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or security interest (whenever created, arising or having arisen) becoming enforceable;

(iv)	the material rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(v)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vi)	any such member ceasing to be able to carry on business under any name under which it presently does so;

(vii)	the creation or acceleration of any material liability, actual or contingent, by any such member other than trade creditors or other liabilities incurred in the ordinary course,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider TLA Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (vii) of this Condition occurring (to an extent which is material in the context of the Wider TLA Group taken as a whole or in the context of the Transaction);

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(I)	no Third Party having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to (to an extent which is material in the context of the Wider TLA Group or the Wider AAPC Group, as the case may be, in either case, taken as a whole):

(i)	make the Scheme or the Transaction or the proposed acquisition of any TLA Shares or assets or other securities in, or control or management of, TLA or any other member of the Wider TLA Group by AAPC or the carrying on by any member of the Wider TLA Group of its business, void, unenforceable or illegal or directly or indirectly restrict, prohibit, delay or otherwise interfere with the implementation of or impose additional conditions or obligations with respect to, or otherwise challenge, the implementation of the Scheme or the Transaction or the proposed acquisition of any TLA Shares or assets or other securities in, or control or management of, TLA or any other member of the Wider TLA Group or the carrying on by any member of the Wider TLA Group of its business;

(ii)	require, prevent or materially delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider AAPC Group or any member of the Wider TLA Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their respective businesses (or any part thereof) or to own, control or manage any of their respective assets or properties (or any part thereof);

(iii)	require, prevent or materially delay the divestiture by any member of the Wider AAPC Group of any shares or other securities in TLA;

(iv)	impose any material limitation on, or result in a material delay in, the ability of any member of the Wider AAPC Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider TLA Group or the Wider AAPC Group or to exercise management control over any such member;

(v)	otherwise adversely affect all or any of the business, assets, profits or prospects of any member of the Wider AAPC Group or of any member of the Wider TLA Group in any way which in each case is material in the context of the Wider AAPC Group or the Wider TLA Group taken as a whole;

(vi)	make the Transaction or its implementation or the acquisition or proposed acquisition by AAPC or any member of the Wider AAPC Group of any shares or assets or other securities in, or control of, the TLA Group void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vii)	except pursuant to the Transaction, require any member of the Wider AAPC Group or the Wider TLA Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider TLA Group or the Wider AAPC Group owned by any Third Party;

(viii)	impose any limitation on the ability of any member of the Wider AAPC Group or any member of the Wider TLA Group to co-ordinate or integrate its business, or any part of it, with the businesses of any other member of the Wider AAPC Group or the Wider TLA Group; or

(ix)	result in any member of the Wider AAPC Group or any member of the Wider TLA Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step or intervention under the laws of any jurisdiction having expired, lapsed or been terminated;

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(J)	all material notifications, filings or applications which are necessary or reasonably considered appropriate in connection with the Transaction having been made and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Transaction or the acquisition of any shares or assets or other securities in, or control of, TLA or any member of the Wider TLA Group by any member of the Wider AAPC Group and all material authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals, in any jurisdiction, reasonably deemed necessary or appropriate by AAPC or any member of the Wider AAPC Group for or in respect of the Transaction or the proposed acquisition of any shares or assets or other securities in, or control of, TLA or any member of the Wider TLA Group by any member of the Wider AAPC Group having been obtained in terms and in a form reasonably satisfactory to AAPC from all appropriate Third Parties or (without prejudice to the generality of the foregoing) persons with whom any member of the Wider TLA Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all authorisations, orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the Wider TLA Group remaining in full force and effect and all filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time which the Transaction becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction in respect of the Transaction or the proposed acquisition by AAPC of TLA or its assets or any TLA Shares having been complied with;

(K)	except as Fairly Disclosed, no member of the Wider TLA Group having, since 31 December 2015:

(i)	save as between TLA and wholly-owned subsidiaries of TLA or for TLA Shares issued pursuant to rights under the LTIP, issued or agreed to issue, authorised or proposed the issue of additional shares (or other securities) of any class;

(ii)	save as between TLA and wholly-owned subsidiaries of TLA or for rights which exist under the LTIP, issued or agreed to issue or authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities or redeemed, purchased or reduced or announced any intention to do so or made any other change to any part of its share capital;

(iii)	sold or transferred or agreed to sell or transfer any Treasury Shares;

(iv)	other than to another member of the TLA Group or as provided for in this announcement, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(v)	save for intra-TLA Group transactions or pursuant to the Transaction, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(vi)	save for intra-TLA Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital, other than in the ordinary course of business;

(vii)	save in the ordinary course of business and save for intra-TLA Group transactions issued or agreed to issue, authorised or proposed the issue of any debentures or incurred or increased, or agreed to incur or increase, any material indebtedness or become, or agreed to become, subject to any material contingent liability;

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(viii)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save with respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital, in each case, to the extent which is material in the context of the TLA Group taken as a whole;

(ix)	(other than pursuant to the Transaction and save for any transaction(s) between any members of the Wider TLA Group) implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business;

(x)	entered into, other than in the ordinary course of business, or varied or authorised, proposed or announced its intention to enter into or vary any material contract, arrangement, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the businesses of any member of the Wider TLA Group or the Wider AAPC Group or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business and, in each case, to the extent which is material in the context of the TLA Group taken as a whole;

(xi)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken any or proposed any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xii)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Wider TLA Group or the Wider AAPC Group other than to a nature and extent which is normal in the context of the business concerned;

(xiii)	waived or compromised any claim where such waiver or compromise would have a material adverse effect on the financial position of the Wider TLA Group taken as a whole;

(xiv)	other than in the ordinary course of business, entered into any contract, commitment, arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition;

(xv)	made or agreed or consented to any significant change in to the terms of any pension schemes established for its directors, employees or their dependents or to the benefits which accrue, or to the pensions which are payable thereunder or to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made;

(xvi)	proposed, agreed to provide or modified the terms of any share option scheme (including the LTIP), incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider TLA Group;

(xvi)	having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of TLA Shareholders in a general meeting in accordance with, or as contemplated by, Rule 21.1 of the Takeover Code;

(xvii)	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xviii)	made any amendment to its articles of association or other incorporation documents, and, for the purposes of paragraphs (iv), (v), (vi), (vii) and (viii) of this Condition, the term "TLA Group" shall mean TLA and its wholly-owned subsidiaries;

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(L)	except as Fairly Disclosed, since 31 December 2015:

(i)	no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider TLA Group which, in any such case, is material in the context of the Wider TLA Group taken as a whole;

(ii)	no material litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider TLA Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider TLA Group having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Wider TLA Group which, in any such case, has had, or might reasonably be expected to have, a material adverse effect on the Wider TLA Group, taken as a whole;

(iii)	no contingent or other liability having arisen or become apparent to AAPC which has had, or might reasonably be expected to have, a material adverse effect on the Wider TLA Group, taken as a whole; and

(M)	except as Fairly Disclosed, AAPC not having discovered that:

(i)	TLA has insufficient profits available to pay the proposed final dividend of 0.8 pence per TLA Share for the year ended 31 December 2015;

(ii)	any financial, business or other information concerning any member of the Wider TLA Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider TLA Group or disclosed at any time to any member of the Wider AAPC Group or to any of their advisers by or on behalf of any member of the Wider TLA Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading, in each case, to an extent which is material in the context of the Wider TLA Group, taken as a whole;

(iii)	any member of the Wider TLA Group or any partnership, company or other entity in which any member of the Wider TLA Group has a significant economic interest and which is not a subsidiary undertaking of TLA is subject to any liability (contingent or otherwise) which, in any such case, is material in the context of the Wider TLA Group, taken as a whole;

(iv)	any information which affects the import of any information disclosed to AAPC at any time by or on behalf of any member of the Wider TLA Group and which is material and adverse in the context of the Wider TLA Group, taken as a whole;

(v)	any member of the Wider TLA Group or any person that performs or has performed services for or on behalf of any such member is or has engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any other applicable anti-corruption legislation;

(vi)	any asset of the Wider TLA Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002; or

(vii)	any member of the Wider TLA Group is subject to any material liability, actual or contingent, which is not disclosed in the annual report and accounts of TLA for the financial year ended 31 December 2015.

Part B: Certain further terms of the Scheme and the Offer

AAPC reserves the right to waive, in whole or in part, all or any of Conditions above, except for Conditions (A) to (F), which cannot be waived.

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Conditions (C) to (M) (inclusive) must be fulfilled, determined by AAPC to be or to remain satisfied or (if capable of waiver) be waived by, no later than 11.59 p.m. (London time) on the date immediately preceding the date of the Scheme Court Hearing, failing which the Scheme will lapse.

Notwithstanding the paragraph above and subject to the requirements of the Panel, AAPC reserves the right in its sole discretion to waive all or any of the Conditions (H) to (M) (inclusive), in whole or in part, and to proceed with the Scheme Court Hearing prior to the fulfilment, satisfaction or waiver of any of the Conditions (H) to (M) inclusive.

AAPC shall be under no obligation to waive (if capable of waiver) or treat as satisfied any of Conditions (H) to (M) (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions of the Scheme and the Transaction may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

The Transaction will lapse if there is a Phase 2 CMA Reference in respect of the Transaction before the Court Meeting and the General Meeting. In such event, none of AAPC, TLA or TLA Shareholders will be bound by any term of the Scheme.

If AAPC is required by the Panel to make an offer or offers for any TLA Shares under the provisions of Rule 9 of the Takeover Code, AAPC may make such alterations to the Conditions, including the condition contained in paragraph (A) of Part A, as are necessary to comply with the provisions of that Rule.

AAPC reserves the right to elect (with the consent of the Panel) to implement the Transaction by way of a Takeover Offer. In such event, the Takeover Offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments, including (without limitation and subject to the consent of the Panel) an acceptance condition that is set at 90 per cent. (or such lesser percentage, being more than 50 per cent. as AAPC may decide and/or the Panel may require) (i) in nominal value of the shares to which such offer relates; and (ii) of the voting rights attached to those shares, and that is subject to AAPC and/or (with the consent of the Panel) any members of the AAPC having acquired or agreed to acquire, whether pursuant to the offer or otherwise, shares carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of TLA, including, for this purpose, any such voting rights attaching to TLA Shares that are unconditionally allotted or issued before the takeover offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

If AAPC does elect to implement the Transaction by way of an Takeover Offer, and if sufficient acceptances of such Takeover Offer are received and/or sufficient TLA Shares are otherwise acquired, it is the intention of AAPC to apply the provisions of sections 979 to 982 (inclusive) of the Companies Act to acquire compulsorily any outstanding TLA Shares to which such offer relates.

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

Under Rule 13.5 of the Takeover Code, AAPC may not invoke a condition to the Transaction so as to cause the Transaction not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition are of material significance to AAPC in the context of the Transaction. The conditions contained in paragraphs (A) to (D) of Part A are not subject to this provision of the Takeover Code.

This Transaction will be governed by English law and be subject to the jurisdiction of the English courts, to the Conditions set out above and to the applicable rules and regulations of the FCA, the London Stock Exchange, the AIM Rules and the Takeover Code.

Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

Fractions of New AAPC Shares will not be issued pursuant to the Scheme. Fractional entitlements to New AAPC Shares will be aggregated and issued to the person appointed by AAPC as nominee for such Scheme Shareholders and sold in the market and the net proceeds of sale distributed pro rata to such Scheme Shareholders. However, individual entitlements to amounts of less than £5 will not be paid to such Scheme Shareholders but will be retained for the benefit of AAPC.

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The Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or of any facility of a national securities exchange of, any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility or from within the any Restricted Jurisdiction.

The New AAPC Shares to be issued pursuant to the Transaction have not been and will not be registered under the US Securities Act nor under any of the relevant securities laws of any state, territory or other jurisdiction of the United States nor under any of the relevant securities laws of Australia, Canada, Japan, the Republic of South Africa and New Zealand. To the extent AAPC effects the Transaction as a court-sanctioned scheme of arrangement, the issuance of the New AAPC Shares would not be expected to require registration under the US Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the US Securities Act. In the event AAPC determines to conduct an acquisition pursuant to a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to the New AAPC Shares to be issued pursuant to the Transaction.

The New AAPC Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing AAPC Shares in issue on the Effective Date and shall be entitled to all dividends and other distributions (if any) declared, paid or made by AAPC by reference to a record date on or after the Effective Date. The necessary arrangements will be made for the New AAPC Shares to be listed on NASDAQ.

TLA Shares which will be acquired under the Transaction will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise), on or after the date of this announcement. Accordingly, apart from the final dividend of 0.8 pence per TLA Share in respect of the financial year ended 31 December 2015 which TLA Shareholders have the right to receive and retain, insofar as a dividend (or other distribution) is proposed, made, paid or payable by TLA in respect of a TLA Share on or after the date of this announcement, AAPC reserves the right to reduce by the amount of the dividend (or other distribution), the price payable under the Offer in respect of a TLA Share, except insofar as the TLA Share is or will be transferred pursuant to the Offer on a basis which entitles AAPC alone to receive the dividend (or other distribution) but if that reduction in price has not been effected, the person to whom the price payable under the Offer is paid in respect of that TLA Share will be obliged to account to TLA for the amount of such dividend (or other distribution).

For the purposes of these Conditions, "Fairly Disclosed" shall mean any information which has been fairly disclosed: (i) in TLA’s published annual report and accounts for the financial year ended 31 December 2015 (once published) and in its published preliminary report for the year ended 31 December 2015; (ii) in any other announcement to a Regulatory Information Service by or on behalf of TLA prior to the publication of the this announcement; (iii) in this announcement or the Scheme Document; or (iv) as otherwise fairly disclosed in writing prior to the date of this announcement by or on behalf of TLA to AAPC or AAPC’s financial, accounting, taxation or legal advisers (specifically in their capacity as AAPC’s advisers in relation to the Transaction), including information that is fairly disclosed in electronic format or that is fairly disclosed by virtue of being included within a virtual data room made available by TLA to AAPC and its advisers for the purposes of the Transaction.

The Offer will be made on the terms and will be subject to the conditions which are set out in the Scheme Document and such further terms as may be required to comply with the AIM Rules and the provisions of the Takeover Code.

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APPENDIX II: DETAILS OF IRREOVCABLE UNDERTAKINGS AND LETTERS OF INTENT

Part A: Irrevocable Undertakings and Letters of Intent

Irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Special Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept (or procure acceptances of) the Takeover Offer):

Part A(i): Voting

1. Irrevocable undertakings from TLA Founders and TLA Directors

Name	Total number of TLA Shares	Percentage of existing issued share capital of TLA
Michael Principe	7,117,567	5.0%
Bart Campbell	6,469,120	4.5%
Dwight Mighty	4,161,740	2.9%
Ian Robinson	40,000	0.0%
Total	17,788,427	12.4%

2. Irrevocable undertakings from TLA US Vendors

Name	Total number of TLA Shares	Percentage of existing issued share capital of TLA
Scott Parker	4,493,208	3.1%
Brian Peters	4,248,044	3.0%
Gregory Genske	4,054,272	2.8%
Andrew Witlieb	3,905,079	2.7%
Jordan Bazant	3,705,080	2.6%
Peter Greenberg	1,935,617	1.4%
Peter Raskin	1,700,379	1.2%
Russell Spielman	1,700,379	1.2%
Ed Greenberg	967,809	0.7%
Kevin Canning	853,939	0.6%
Total	27,563,806	19.3%

3. Irrevocable undertakings from TLA Australian Vendors

Name	Total number of TLA Shares	Percentage of existing issued share capital of TLA
Rob Woodhouse	1,212,164	0.8%
Craig Kelly	1,212,163	0.8%
Scott Davidson	922,673	0.6%
Total	3,347,000	2.3%

AAPC has also received an irrevocable undertaking from Nigel Wray, in respect of his beneficial holding of TLA Shares amounting, in aggregate, to 12,260,000 TLA Shares, representing approximately 8.6 per cent. of the issued ordinary share capital of TLA.

In aggregate, AAPC has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Special Resolutions to be proposed at the General Meeting in respect of 60,959,233 TLA Shares, representing approximately 42.6 per cent. of the issued ordinary share capital of TLA (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept (or procure acceptances of) the Takeover Offer).

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These irrevocable undertakings are conditional upon the publication of this announcement by not later than 5.00 p.m. on 6 May 2016 (or such later date as AAPC and TLA may agree).

Save for the irrevocable undertakings from Ian Robinson and Nigel Wray, all of the irrevocable undertakings will continue to be binding in the event of a higher offer for TLA being announced. The irrevocable undertakings given by Ian Robinson and Nigel Wray will cease to apply should a third party announce an offer for TLA at not less than 105 per cent. of the Implied Offer Value. In addition, the irrevocable undertaking given by Nigel Wray will cease to apply if, as a result of movements in the AAPC share price or the UK pound to US dollar spot rate, the resultant offer value is 5 per cent. or more below the Implied Offer Value of 65 pence.

In addition, certain TLA Shareholders being Livingbridge VC LLP, Strand Associates Limited and Amati VCT plc have each provided a letter of intent under which they have confirmed that it is their current intention to vote in favour of the Scheme at the Court Meeting and the Special Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept (or procure acceptances of) the Takeover Offer) in respect of 39,684,346 TLA Shares, representing approximately 27.8 per cent. of the issued ordinary share capital of TLA.

Part A(ii): Share Exchange

Irrevocable undertakings from TLA Shareholders to exchange an agreed percentage of their current shareholding in TLA for New AAPC Shares:

1. Irrevocables from TLA Founders

Name	Percentage of TLA shareholding committed to be exchanged into New AAPC Shares	Number of TLA Shares committed to be exchanged into New AAPC Shares
Michael Principe	100%	7,117,567
Bart Campbell	100%	6,469,120
Dwight Mighty	100%	4,161,740
Total	-	17,748,427

The irrevocable undertakings given by Bart Campbell, Michael Principe and Dwight Mighty to exchange an agreed percentage of their current shareholding in TLA for New AAPC Shares also extend to any TLA Shares acquired by them by virtue of the LTIP.

2. Irrevocable undertakings from TLA US Vendors

Name	Minimum percentage of TLA shareholding committed to be exchanged into New AAPC Shares	Minimum number of TLA Shares committed to be exchanged into New AAPC Shares
Scott Parker	75%	3,369,906
Brian Peters	75%	3,186,033
Gregory Genske	75%	3,040,704
Andrew Witlieb	75%	2,928,809
Jordan Bazant	75%	2,778,810
Peter Greenberg	75%	1,451,712
Peter Raskin	75%	1,275,284
Russell Spielman	75%	1,275,284
Ed Greenberg	75%	725,856
Kevin Canning	75%	640,454
Total	-	20,672,852

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3. Irrevocable undertakings from TLA Australian Vendors

Name	Percentage of TLA shareholding committed to be exchanged into New AAPC Shares	Number of TLA Shares committed to be exchanged into New AAPC Shares
Rob Woodhouse	100%	1,212,164
Craig Kelly	100%	1,212,163
Scott Davidson	100%	922,673
Total	-	3,347,000

In aggregate, AAPC has received irrevocable undertakings to exchange a certain percentage of their current shareholding in TLA for New AAPC Shares in respect of a total of 41,768,279 TLA Shares, representing approximately 29.2 per cent. of the issued ordinary share capital of TLA.

Part B: Lock-in Undertakings

Each of the TLA Founders, the TLA US Vendors and the TLA Australian Vendors has agreed in respect of the New AAPC Shares to be issued to them pursuant to the Transaction other than, in respect of the TLA Founders only, their Non-Restricted Shares, subject to certain customary exceptions including with the prior written consent of the AAPC Board, that from the date the Scheme becomes Effective until the date falling 365 days after such date he or she will not, directly or indirectly, offer, issue, lend, mortgage, assign, charge, pledge, sell or contract to sell, issue options in respect of, or otherwise dispose of, directly or indirectly, or announce an offering or issue of, any of such New AAPC Shares (or any interest therein or in respect thereof) or enter into any transaction with the same economic effect as, or agree to do, any of the foregoing.

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APPENDIX III: SOURCES AND BASES OF INFORMATION

In this announcement:

●	all references to TLA Shares are to TLA ordinary shares of 2 pence each and reference to AAPC Shares are to AAPC shares of no par value;

●	the value placed by the terms of the Offer on the entire issued and to be issued share capital of TLA and other statements made by reference to the issued ordinary share capital of TLA, assumes:

i.	there are 142,959,325 TLA Shares in issue as at 29 April 2016 (being the Last Practicable Date); and

ii.	that the fully diluted share capital of TLA is 151,557,146 ordinary shares (which has been calculated as the aggregate of the 142,959,325 TLA Shares in issue as at the date of this announcement and the assumption that the total number of shares that are allotted and issued to the TLA Founders under the LTIP is 8,597,821 shares based on an offer price of 65 pence;

●	the exchange rate of 1.4633 for the conversion of US dollars into pounds sterling has been derived from Bloomberg and is based on the exchange rate as at 4:30 p.m. (London time) on 29 April 2016 (being the Last Practicable Date);

●	the number of New AAPC Shares which could be issued by AAPC pursuant to the offer has been calculated by reference to the fully diluted share capital of TLA of 151,557,146 ordinary shares (based on the assumption set out above), the Exchange Ratio, elections made under the Partial Cash Alternative and the exchange rate of 1.4633 for the conversion of US dollars into pounds sterling;

●	the premia implied by the Offer price have been calculated by reference to prices of:

i.	the volume weighted average Closing Price of 43.0 pence per TLA Share for the three months ended on 23 March 2016; and

ii.	the volume weighted average Closing Price of 42.3 pence per TLA Share on 23 March 2016;

●	unless otherwise stated, the financial information on TLA included in this announcement has been extracted or derived, without material adjustment, from TLA preliminary results announced on 12 April 2016;

●	unless otherwise stated, all historic share prices quoted for TLA Shares have been sourced from Bloomberg and represent the Closing Price for TLA Shares on the relevant dates;

●	unless otherwise stated (as the case may be):

i.	the weighted average AAPC Share price over the three month period ended on 23 March 2016 is derived from NASDAQ;

ii.	all historic share prices quoted for AAPC Shares have been sourced from NASDAQ and represent the Closing Price for AAPC Shares on the relevant dates; and

●	certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

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APPENDIX IV: DEFINITIONS

"AAPC"	Atlantic Alliance Partnership Corp, a blank check company with limited liability incorporated in the British Virgin Islands with company number 1858780 with its registered office at Nemours Chambers, Road Town, Tortola, British Virgin Islands;

"AAPC Board"	the board of directors of AAPC;

"AAPC Debt Facility"	a US$24.5 million debt facility entered in to by AAPC and SunTrust for the purposes of the Offer;

"AAPC Directors"	the directors of AAPC;

"AAPC Founders"	Jonathan Goodwin, Mark Klein, Waheed Alli, Jonathan Mitchell and Iain Abrahams;

"AAPC Shareholder Meeting"	the meeting of shareholders of AAPC to be held for the purpose of proposing the AAPC Shareholder Resolutions;

"AAPC Shareholder Resolutions"

the resolutions to be proposed at the AAPC Shareholder Meeting to:

(i)     subject to and conditional upon (A) the passing of the resolutions referred to at (ii) and (iii) below, and (B) AAPC receiving by the date which is two Business Days prior to the date of the AAPC Shareholder Meeting redemption requests in respect of not more than 3,635,735 AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative), approve the Transaction;

(ii)    subject to and conditional upon (A) the Scheme becoming Effective and the BVI Merger becoming effective, (B) the passing of the resolution referred to at (iii) below, and (C) AAPC receiving, by the date which is two Business days prior to the date of the AAPC Shareholder Meeting, redemption requests in respect of not more than 3,635,735 AAPC Shares (or such higher number of AAPC Shares as the AAPC Board may determine having regard to elections for the Partial Cash Alternative), generally and unconditionally authorize the AAPC Directors for all purposes to allot up to 15,000,000 New AAPC Shares pursuant to the Transaction; and

(iii)   adopt the New AAPC Articles of Association;

"AAPC Shareholders"	the holders of AAPC Shares;

"AAPC Shares"	shares of no par value in the capital of AAPC (including, if the context requires, the New AAPC Shares);

"AIM"	AIM, a market operated by the London Stock Exchange;

"AIM Rules"	the rules and guidance notes for AIM companies and their nominated advisers issued by the London Stock Exchange from time to time relating to AIM traded securities and the operation of AIM;

"Australia"	the Commonwealth of Australia, its states, territories and possessions;

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"Business Day"	any day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London (other than solely for settlement and trading in Euros), New York and the BVI;

"BVI"	the British Virgin Islands;

"BVI Merger"	the proposed merger between AAPC and TLA BVI pursuant to the BVI Business Companies Act, 2004 (as amended) which merger TLA will be authorised to implement (through its wholly owned subsidiary TLA BVI) under the terms of the Scheme;

"Canada"	Canada, its provinces and territories and all areas under its jurisdiction and political sub-divisions thereof;

"Citigroup"	Citigroup Global Markets, Inc., which is acting as Capital Markets advisor to AAPC in relation to the Transaction;

"Closing Price"	the closing middle market price of an AAPC Share or a TLA Share;

"Companies Act"	the Companies Act 2006, as amended, modified, consolidated, re-enacted or replaced from time to time;

"Conditions"	the conditions to the implementation of the Transaction which are set out in Appendix I to this announcement;

"Court"	the High Court of Justice in England and Wales;

"Court Meeting"	the meeting of TLA Shareholders to be convened by order of the Court pursuant to sections 896 of the Companies Act to consider and, if thought fit, approve (with or without modification) the Scheme and any adjournment thereof;

"CREST"	the system operated by Euroclear for the paperless settlement of trades in securities and the holding of uncertificated securities in accordance with the CREST Regulations;

"CREST Regulations"	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) (as amended);

"Effective"	if the Transaction is implemented by way of the Scheme, the Scheme having become effective pursuant to its terms;

"Effective Date"	the date on which the Scheme becomes Effective;

"Effective Date Spot Rate"	the UK pound to US dollar spot rate on the Effective Date;

"Enlarged Company"	AAPC, immediately following closing of the Transaction;

"Enlarged Group"	the Group including the TLA Group, following closing of the Transaction;

"Euroclear"	Euroclear UK & Ireland Limited, incorporated in England and Wales with registered number 2878738;

"Exchange Ratio"	10 New AAPC Shares per 107 TLA Shares held;

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"Excluded Shares"	means: (i) any TLA Shares beneficially owned by AAPC or any subsidiary undertaking (as defined in the Companies Act) of the Group; and (ii) any unissued shares in the capital of TLA;

"FCA"	the Financial Conduct Authority;

"General Meeting"	the general meeting of TLA Shareholders scheduled to be held immediately following the Court Meeting and any adjournment thereof;

"Group"	AAPC and its subsidiary undertakings and, where the context permits, each of them;

"Implied Offer Value"	the offer value per TLA Share of 65 pence as implied by the Exchange Ratio;

"Japan"	Japan, its prefectures, territories and possessions;

"Last Practicable Date"	the Business Day immediately prior to the date of this announcement;

"Last Practicable Date Spot Rate"	the UK pound to US dollar spot rate on the Last Practicable Date;

"Lepe Partners"	Lepe Partners LLP, which is acting as financial adviser to AAPC in relation to the Transaction;

"London Stock Exchange"	London Stock Exchange plc;

"LTIP"	the long term incentive plan adopted by TLA;

"Meetings"	the Court Meeting and the General Meeting;

"NASDAQ"	the Nasdaq Capital Market;

"New AAPC Articles of Association"	the new articles of association of AAPC proposed to be adopted at the AAPC Shareholder Meeting;

"New AAPC Shares"	the AAPC Shares of no par value to be issued to TLA Shareholders pursuant to the Transaction;

"Non-Restricted Shares"	in relation to each TLA Founder, 124,610 New AAPC Shares which equates to a proportion of the TLA Shares issued to the TLA Founder pursuant to the LTIP;

"Numis"	Numis Securities Limited, which is acting as financial adviser to TLA for the purposes of Rule 3 of the Takeover Code in relation to the Transaction and as nominated adviser and corporate broker to TLA;

"Offer"	the proposed acquisition of the entire issued and to be issued share capital of TLA by AAPC to be implemented by way of (i) the Scheme or (ii) the Takeover Offer (as the case may be) on the terms and subject to the Conditions and, where the context requires, any subsequent revision, variation, extension or renewal thereof;

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"Offer Period"	the offer period (as defined by the Takeover Code) relating to TLA, which commenced on 24 March 2016;

"Panel"	the United Kingdom Panel on Takeovers and Mergers;

"Partial Cash Alternative"	the alternative whereby TLA Shareholders may irrevocably elect to receive 61.5 pence in cash for each TLA Share instead of the share consideration which they would otherwise be entitled to receive under the Scheme, subject to scale back if elections exceed a maximum aggregate amount of the sterling equivalent of US$60 million (converted into sterling using the Effective Date Spot Rate);

"Phase 2 CMA Reference"	a referral to the Chair of the Competition and Markets Authority for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013;

"Possible Offer Announcement"	the announcement issued by TLA on 24 March 2016 under Rule 2.4 of the Takeover Code announcing a possible offer for TLA by AAPC;

"Pounds" or "£" or "pence" or "p"	the lawful currency of the United Kingdom;

"Proxy Statement"	the preliminary proxy statement, any amendments thereto, and the definitive proxy statement to be mailed to AAPC Shareholders in connection with the Transaction;

"Registrar of Companies"	the Registrar of Companies in England and Wales;

"Regulatory Information Service"	a service approved by the London Stock Exchange for the distribution to the public of announcements and included within the list maintained on the London Stock Exchange’s website;

"Restricted Jurisdiction"	any jurisdiction where the relevant action would constitute a violation of the relevant laws and/or regulations of such jurisdiction or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which AAPC or TLA regards as unduly onerous or would result in significant risk or civil, regulatory or criminal exposure if information concerning the Transaction is sent or made available in that jurisdiction (in accordance with Rule 23.2 of the Takeover Code);

"Scheme" or "Scheme of Arrangement"	the proposed scheme of arrangement under Part 26 of the Companies Act between TLA and Scheme Shareholders;

"Scheme Court Hearing"	the hearing by the Court of the claim form to sanction the Scheme;

"Scheme Court Order"	the order of the Court sanctioning the Scheme under section 899 of the Companies Act;

"Scheme Document"	the document to be dispatched to Scheme Shareholders in due course in relation to the Scheme comprising the particulars required by Part 26 of the Companies Act;

"Scheme Record Time"	the time and date to be specified as such in the Scheme Document;

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"Scheme Shareholders"	registered holders of Scheme Shares;

"Scheme Shares"

the TLA Shares:

(i)     in issue at 6.00 p.m. on the date of the Scheme Document;

(ii)    (if any) issued after 6.00 p.m. on the date of the Scheme Document and before the Voting Record Time; and

(iii)   (if any) issued at or after the Voting Record Time and at or before the Scheme Record Time, either on terms that the original or any subsequent holders of such shares shall be bound by the Scheme, or in respect of which the original or any subsequent holders of such shares are, or shall have agreed in writing to be, bound by the Scheme, in each case, excluding any Excluded Shares;

"SEC"	the US Securities and Exchange Commission;

"Special Resolutions"	the special resolutions to be proposed at the General Meeting in connection with, inter alia, the approval of the Scheme and the Transaction including resolutions to reduce TLA’s share capital, create A and B share classes for the purposes of enabling TLA Shareholders to make elections for the Partial Cash Alternative, amend its articles of association and to liquidate or dissolve TLA in each such case so as to facilitate the Transaction;

"subsidiary" and "subsidiary undertaking"	have the meanings given to them in the Companies Act;

"SunTrust"	SunTrust Robinson Humphrey Inc.;

"Takeover Code"	the City Code on Takeovers and Mergers;

"Takeover Offer"	should the Transaction be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act, the recommended offer to be made by or on behalf of AAPC to acquire the entire issued and to be issued share capital of TLA and, where the context admits, any subsequent revision, variation, extension or renewal of such offer;

"Third Party"	a central bank, government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body or authority, court, stock exchange, trade agency, professional association, institution, employee representative body or any other body or person whatsoever in any jurisdiction;

"TLA" or the "Company"	TLA Worldwide plc, a public limited company incorporated in England and Wales with company number 07741649 with its registered office at 100 Fetter Lane, London EC4A 1BN;

"TLA Australian Vendors"	certain individuals who were vendors in relation to TLA’s previous acquisition in Australia, being the persons named in paragraph 3 of Appendix II;

"TLA Board"	the board of directors of TLA;

"TLA BVI"	a wholly owned subsidiary of TLA to be incorporated in the BVI and to be established for the purposes of the Transaction;

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"TLA Directors"	the directors of TLA;

"TLA Founders"	Bart Campbell, Michael J. Principe and Dwight Mighty;

"TLA Group"	TLA and its subsidiary undertakings and, where the context permits, each of them;

"TLA Shares"	the existing unconditionally allotted or issued and fully paid (or credited as fully paid) ordinary shares of 2 pence each in the capital of TLA and any further such shares which are unconditionally allotted or issued on or prior to the Effective Date;

"TLA Shareholders"	holders of TLA Shares;

"TLA US Vendors"	certain individuals who were vendors in relation to previous TLA acquisitions in the US (including Greg Genske, a director of TLA), being the persons named in paragraph 2 of Appendix II;

"Transaction"	together the Scheme, the transfer to TLA BVI of all of TLA’s assets and liabilities and the BVI Merger and matters related or ancillary thereto;

"Treasury Shares"	shares held as treasury shares as defined in section 724(4) of the Companies Act;

"UK" or "United Kingdom"	the United Kingdom of Great Britain and Northern Ireland;

"uncertificated"	registered as being held in uncertificated form in CREST and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

"US" or "United States" or "United States of America"	the United States of America, its territories and possessions, any state of the United States of America, any other areas subject to its jurisdiction and the District of Columbia;

"US dollars" or "US$" or "cents" or "USD"	the lawful currency of the United States;

"US Securities Act"	the US Securities Act of 1933, as amended;

"Voting Record Time"	6.00 p.m. on the day which is two days immediately before the date fixed for the Court Meeting or, if the Court Meeting is adjourned, 6.00 p.m. on the day which is two days immediately before the date fixed for the adjourned meeting;

"Wider AAPC Group"	AAPC and its subsidiary undertakings, associated undertakings and any other undertaking in which AAPC and/or such undertakings (aggregating their interests) have a direct or indirect interest of 10 per cent. or more of the equity share capital (as defined in the Companies Act); and

"Wider TLA Group"	TLA and its subsidiary undertakings, associated undertakings and any other undertaking in which TLA and/or such undertakings (aggregating their interests) have a direct or indirect interest of 10 per cent. or more of the equity share capital (as defined in the Companies Act).

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